Exhibit 5.3

[Letterhead of Hogan & Hartson L.L.P.]

August 15, 2006

Beazer Homes USA, Inc.
100 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E.
Suite 2400
Atlanta, GA 30308

Ladies and Gentlemen:

        This firm has acted as counsel to April Corporation, a Colorado corporation (the "Guarantor"), a subsidiary of Beazer Homes USA, Inc. ("Beazer"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Beazer and the subsidiaries of Beazer listed in the Registration Statement, including the Guarantor, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the issuance by Beazer of up to $275,000,000 aggregate principal amount of its 8.125% Senior Notes due 2016 (the "New Notes") and the issuance by the Guarantor and certain other subsidiaries listed in the Registration Statement of a guarantee as prescribed by the Eight Supplemental Indenture (as defined below) and in the form attached to the Eighth Supplemental Indenture (the "New Guarantee") with respect to the New Notes. The New Notes will be offered by Beazer in exchange for $275,000,000 aggregate principal amount of its outstanding 8.125% Senior Notes due 2016 which have not been registered under the Securities Act. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

        The New Notes and the New Guarantee will be issued under an indenture, dated April 17, 2002 (the "Original Indenture"), and an Eighth Supplemental Indenture, dated as of June 6, 2006 (the "Eighth Supplemental Indenture," and the Original Indenture as supplemented to date is referred to herein as the "Indenture") among Beazer, the Guarantor, certain other subsidiary guarantors listed in the Registration Statement and U.S. Bank National Association, as trustee.

        For purposes of this opinion letter, we have examined copies of the following documents (the "Documents"):

          1.     Executed copy of the Indenture.

          2.     Form of the New Guarantee.

          3.     The Articles of Incorporation of the Guarantor, as certified by the Secretary of State of the State of Colorado on May 31, 2006, and as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate, and in effect on June 6, 2006, and on the date hereof.

          4.     The Bylaws of the Guarantor, as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate, and in effect on June 6, 2006, and on the date hereof.

          5.     A certificate of good standing of the Guarantor issued by the Secretary of State of the State of Colorado dated as of the date hereof.

          6.     Joint Resolution of the Board of Directors of the Guarantor adopted by unanimous written consent on June 1, 2006, as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate, and in effect relating to, among other things, authorization of the Indenture and the New Guarantee and arrangements in connection therewith.

          7.     Certificate of Secretary of the Guarantor dated June 6, 2006.

          8.     A certificate of certain officers of the Guarantor dated as of the date hereof as to certain facts relating to the Guarantor.

          9.     A certificate of the Executive Vice President of the Guarantor dated as of the date hereof as to certain facts relating to the Guarantor and the incumbency and signatures of certain officers of the Guarantor.

        In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all original Documents and the conformity to authentic original documents of all Documents submitted to us as copies (including telecopies). As to matters of fact relevant to the opinions expressed herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. We have also assumed the validity and constitutionality of each statute covered by this opinion letter. We have assumed that the New Guarantee will be executed in the form attached to the Eighth Supplemental Indenture. For purposes of the opinion set forth in paragraph (c), we have assumed that the Eighth Supplemental Indenture and the New Guarantee, when executed, would be enforced as written. For purposes of the opinion set forth in paragraph (c), we have also assumed that at the time the New Guarantee is executed and delivered, there will have been no changes in any relevant facts or law from the facts and law existing on the date hereof. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on internal Colorado law, except to the extent excluded below (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level); provided, however, that the laws described above shall not include (and we express no opinion as to) federal or state securities laws or regulations; and further provided that the opinions expressed herein are based upon a review of those laws, statutes and regulations that are generally recognized or applicable to the transactions contemplated by the Guarantor in the Eighth Supplemental Indenture and New Guarantee.

        Based upon, subject to and limited by the foregoing, we are of the opinion that:

          (a)   The Guarantor is validly existing as a corporation and in good standing under the laws of the State of Colorado.

          (b)   The execution, delivery and performance by the Guarantor of the Eighth Supplemental Indenture and the New Guarantee have been duly authorized by all necessary corporate action of the Guarantor.

          (c)   The execution and delivery by the Guarantor of the Eighth Supplemental Indenture did not, and the execution and delivery by the Guarantor of the New Guarantee will not, (i) require any approval of its shareholders which has not been obtained, or (ii) violate the Articles of Incorporation or Bylaws of the Guarantor.

        This opinion letter has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. The opinion speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

        In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.